Exhibit 99.1
Lennox International’s Allied Air Enterprises to consolidate operations
     (DALLAS, February 7, 2006) — Allied Air Enterprises (Allied), a division of Lennox International Inc. (NYSE: LII), announced it will consolidate company manufacturing, distribution, research & development, and administrative operations in South Carolina, and close its current operations in Bellevue, OH, in a phased process expected to be completed by the end of first quarter 2007.
     The consolidation is expected to incur charges of approximately $20 million pre-tax, or approximately $13 million after-tax, and will lead to estimated annual savings of approximately $12 million pre-tax beginning in 2007. Allied manufactures and markets the popular Armstrong Air, Ducane, AirEase, Magic-Pak®, and Concord brands of air conditioning and heating equipment, sold primarily through wholesale distribution to HVAC, plumbing, and other dealers and contractors.
     “Consolidating our Allied operations in South Carolina will improve our operating efficiency, eliminate redundant fixed costs, and provide our customers with improved service,” said Bob McDonough, president and COO, LII Heating & Cooling. “We must achieve these competitive advantages to help ensure the growth of the Allied brands and LII Heating & Cooling.”
     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: www.lennoxinternational.com or by contacting Karen O’Shea, vice president, communications and public relations, at 972-497-5172.
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties. For information concerning these risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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